Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Investment Technology Group, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-78309, No. 333-42725, No. 333-50804 and No. 333-26309) on Form S-8 of Investment Technology Group, Inc. of our reports dated March 15, 2005 with respect to the consolidated statements of financial condition of Investment Technology Group, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004 which reports appear in the December 31, 2004 annual report on Form 10-K of Investment Technology Group, Inc., as amended.

Our report refers to the Company’s adoption of changes in accounting for stock-based compensation.

/s/ KPMG LLP

New York, New York

March 23, 2005